Exhibit 99.1

Contact:	John B. Morse, Jr.	For Immediate Release
	(202) 334-6662	October 31, 2008

THE WASHINGTON POST COMPANY REPORTS

THIRD QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income of $10.3 million ($1.08 per share) for its third quarter ended September 28, 2008, compared to net income of $72.5 million ($7.60 per share) for the third quarter of last year.

Items included in the Company’s results for the third quarter of 2008:

•

A $59.7 million goodwill impairment charge at the Company’s community newspapers and The Herald, which are part of the newspaper publishing division (after-tax impact of $41.9 million, or $4.48 per share);

•	$12.5 million in accelerated depreciation related to the closing of The Washington Post’s College Park, MD, plant (after-tax impact of $7.9 million, or $0.84 per share); and

•	$20.6 million in non-operating unrealized foreign currency losses arising from the strengthening of the U.S. dollar (after-tax impact of $13.0 million, or $1.39 per share).

Items included in the Company’s results for the third quarter of 2007:

•	A $9.5 million gain from the sale of property at the Company’s television station in Miami (after-tax impact of $5.9 million, or $0.62 per share); and

•	$9.2 million in non-operating unrealized foreign currency gains arising from the weakening of the U.S. dollar (after-tax impact of $5.7 million, or $0.60 per share).

Revenue for the third quarter of 2008 was $1,128.7 million, up 10% from $1,022.5 million in the third quarter of 2007. The increase is due to significant revenue growth at the education and cable television divisions, and a small increase at the television broadcasting division. Revenues were down at the Company’s newspaper and magazine publishing divisions.

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Operating income declined in the third quarter of 2008 to $40.3 million, from $110.5 million in the third quarter of 2007. 2008 results included a $59.7 million goodwill impairment charge and $12.5 million in accelerated depreciation at The Washington Post; 2007 results included a $9.5 million gain from the sale of property at the Company’s television station in Miami. Offsetting these declines were improved results at the education, cable and magazine publishing divisions.

For the first nine months of 2008, net income totaled $46.9 million ($4.86 per share), compared with $205.7 million ($21.48 per share) for the same period of 2007.

Items included in the Company’s results for the first nine months of 2008:

•	Charges of $112.0 million related to early retirement program expense at The Washington Post newspaper, the corporate office and Newsweek (after-tax impact of $67.8 million, or $7.13 per share);

•

A $59.7 million goodwill impairment charge at the Company’s community newspapers and The Herald, which are part of the newspaper publishing division (after-tax impact of $41.9 million, or $4.48 per share);

•	$13.7 million in accelerated depreciation related to the closing of The Washington Post’s College Park, MD, plant (after-tax impact of $8.6 million, or $0.91 per share);

•	A decline in equity in earnings (losses) of affiliates associated with $6.8 million in impairment charges at two of the Company’s affiliates (after-tax impact of $4.1 million, or $0.43 per share); and

•	$13.4 million in non-operating unrealized foreign currency losses arising from the strengthening of the U.S. dollar (after-tax impact of $8.4 million, or $0.89 per share).

Items included in the Company’s results for the first nine months of 2007:

•	A $9.5 million gain from the sale of property at the Company’s television station in Miami (after-tax impact of $5.9 million, or $0.62 per share);

•	An increase in equity in earnings of affiliates primarily from a $8.9 million gain on the sale of land at the Company’s Bowater Mersey affiliate (after-tax impact of $6.5 million, or $0.68 per share);

•	$13.8 million in non-operating unrealized foreign currency gains arising from the weakening of the U.S. dollar (after-tax impact of $8.6 million, or $0.90 per share); and

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•

Additional net income tax expense of $6.6 million ($0.70 per share) as a result of a $12.9 million ($1.36 per share) increase in taxes associated with Bowater Mersey and a tax benefit of $6.3 million ($0.66 per share) associated with changes in certain state income tax laws. Both of these were non-cash items in 2007, impacting the Company’s long-term net deferred income tax liabilities.

Revenue for the first nine months of 2008 was $3,298.0 million, up 8% from $3,054.9 million in the first nine months of 2007, due to increased revenues at the Company’s education and cable divisions, partially offset by revenue declines at the Company’s newspaper publishing, magazine publishing and television broadcasting divisions.

Operating income for the first nine months of 2008 decreased to $112.0 million, from $327.7 million in the first nine months of 2007. 2008 results included early retirement program expenses of $112.0 million, a $59.7 million goodwill impairment charge, $13.7 million in additional depreciation at The Washington Post along with a decline in overall newspaper division revenues; 2007 results included a $9.5 million gain from the sale of property at the Company’s television station in Miami. Offsetting these declines were improved results at the education and cable divisions.

The Company’s operating income for the third quarter and first nine months of 2008 included $6.4 million and $19.6 million of net pension credits, respectively, compared to $5.9 million and $16.7 million of net pension credits, respectively, for the same periods of 2007, excluding charges related to early retirement programs.

Divisional Results

Education

Education division revenue totaled $602.7 million for the third quarter of 2008, a 17% increase over revenue of $514.6 million for the same period of 2007. Excluding revenue from acquired businesses, education division revenue increased 14% for the third quarter of 2008. Kaplan reported operating income of $51.1 million for the third quarter of 2008, up 36% from $37.6 million in the third quarter of 2007. Operating income in the third quarter of 2008 included stock compensation expense of $2.5 million, compared to stock compensation expense of $12.0 million in the third quarter of 2007.

For the first nine months of 2008, education division revenue totaled $1,722.5 million, a 15% increase over revenue of $1,493.9 million for the same period of 2007. Excluding revenue from acquired businesses, education division revenue increased 11% for the first nine months of 2008. Kaplan reported operating income of $145.3 million for the first nine months of 2008, up 33% from $109.4 million for the first nine months of 2007. Operating income in the first nine months of 2008 included stock compensation expense of $9.8 million, compared to stock compensation expense of $35.3 million in the first nine months of 2007.

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A summary of Kaplan’s operating results for the third quarter and the first nine months of 2008 compared to 2007 is as follows:

	Third Quarter			YTD
(In thousands)	2008	2007	% Change	2008	2007	% Change
Revenue
Higher education	$320,965	$251,611	28	$914,449	$743,332	23
Test prep	168,489	155,649	8	458,015	438,447	4
Professional	113,457	107,309	6	349,757	312,022	12
Kaplan corporate	370	294	26	1,058	974	9
Intersegment elimination	(542)	(268)	—	(820)	(912)	—

	$602,739	$514,595	17	$1,722,459	$1,493,863	15

Operating income (loss)
Higher education	$36,224	$27,340	32	$121,678	$89,291	36
Test prep	27,927	28,214	(1)	62,362	68,806	(9)
Professional	4,384	8,364	(48)	15,271	26,918	(43)
Kaplan corporate	(11,475)	(10,864)	(6)	(33,546)	(30,330)	(11)
Other*	(5,666)	(15,539)	64	(20,300)	(45,046)	55
Intersegment elimination	(268)	40	—	(187)	(193)	—

	$51,126	$37,555	36	$145,278	$109,446	33

*	Other includes charges accrued for stock-based incentive compensation and amortization of certain intangibles.

Higher education includes Kaplan’s domestic and international post-secondary education businesses, including fixed-facility colleges as well as online post-secondary and career programs. Higher education revenue grew by 28% for the third quarter of 2008 and 23% in the first nine months of 2008. Enrollments increased 22% to 99,700 at September 30, 2008, compared to 81,600 at September 30, 2007, due to growth in both online and residential programs. Higher education results in the first nine months of 2008 include additional costs associated with the expansion of Kaplan’s online high school and international programs. Higher education results in the first quarter of 2007 were adversely affected by $2.7 million in lease termination charges.

Funds provided under student financial aid programs created under Title IV of the Federal Higher Education Act account for a large portion of Kaplan Higher Education (KHE) revenues; these funds are provided in the form of federal loans and grants. In addition, some KHE students also obtain non-Title IV private loans from lenders to finance a portion of their education. In response to recent tightening in the credit markets, certain lenders have announced that they will apply more stringent lending standards for non-Title IV private student loans. KHE estimates that approximately 6% of its domestic revenues in 2008 will come from non-Title IV private loans obtained by its students. Prospectively, KHE expects private student loan funding to diminish due to strains in the U.S. credit markets; KHE expects this source to be replaced with funds provided under Title IV sources, student cash payments and, to a lesser extent, a self-funded internal loan program.

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Test prep includes Kaplan’s standardized test preparation and English-language course offerings, as well as the K12 and Score businesses. Test prep revenue, excluding Score, grew 14% in the third quarter of 2008 and 10% in the first nine months of 2008 largely due to growth in English-language programs. Score revenues declined 50% and 47%, respectively, for the third quarter and first nine months of 2008, respectively, as a result of the restructuring announced in the fourth quarter of 2007, which included the closing of 75 Score centers. After closings and consolidations, Score operates 79 centers that focus on providing computer-assisted instruction and small-group tutoring. Operating income for test prep declined in the first nine months of 2008 due to higher payroll and marketing costs for the traditional test preparation programs, along with continued weakness at Score.

Professional includes Kaplan’s domestic and overseas training businesses. Professional revenue grew 6% in the third quarter of 2008 and 12% in the first nine months of 2008, largely due to acquisitions made since the comparable periods of 2007. Excluding revenue from acquired businesses, professional revenue was down 3% for the third quarter of 2008 but grew 1% in the first nine months of 2008 due to continued declines in professional’s real estate book publishing and real estate course offerings, offset by revenue growth at Kaplan Professional (Asia-Pacific) and Schweser CFA exam course offerings. Operating income is down largely due to continued weakness in professional’s real estate businesses and to severance and other transition costs related to the restructuring of the Kaplan Professional (U.S.) financial education businesses, which was announced in the fourth quarter of 2007. In connection with this restructuring, product changes are being implemented and certain operations are being decentralized, in addition to employee terminations. The restructuring has largely been completed, and $0.7 million and $3.9 million in severance costs were recorded in the third quarter and first nine months of 2008, respectively.

Corporate represents unallocated expenses of Kaplan, Inc.’s corporate office and other minor activities.

Other includes charges for incentive compensation arising from equity awards under the Kaplan stock option plan, which was established for certain members of Kaplan’s management. Under the plan, the amount of compensation expense varies directly with the estimated fair value of Kaplan’s common stock, which is based on a comparison of operating results and public market values of other education companies. Kaplan recorded stock compensation expense of $2.5 million and $12.0 million in the third quarter of 2008 and 2007, respectively, and $9.8 million and $35.3 million in the first nine months of 2008 and 2007, respectively, related to this plan. In addition, Other includes amortization of certain intangibles, which increased due to recent Kaplan acquisitions.

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Newspaper Publishing

Newspaper publishing division revenue totaled $196.2 million for the third quarter of 2008, a decrease of 7% from $210.2 million in the third quarter of 2007; division revenue decreased 9% to $599.6 million for the first nine months of 2008, from $657.2 million for the first nine months of 2007.

The Company offered a Voluntary Retirement Incentive Program to some employees of The Washington Post newspaper in March 2008, and 231 employees accepted the offer. Early retirement program expense of $79.8 million was recorded in the second quarter of 2008, which is being funded mostly from the assets of the Company’s pension plans. Also, as previously announced, The Post will close its College Park, MD, printing plant. The Post has recently determined that the plant will close in the second half of 2009 and that none of the four presses will be moved to The Post’s Springfield, VA, plant. The Company reassessed the useful life of the presses and the fair value of the plant building and recorded accelerated depreciation beginning in June 2008; as a result, accelerated depreciation of $12.5 million and $13.7 million, respectively, was recorded in the third quarter and first nine months of 2008, respectively. The Company estimates that additional accelerated depreciation of $9.4 million and $28.4 million, respectively, will be recorded in the fourth quarter of 2008 and in 2009, respectively. Additionally, in the third quarter of 2008, the Company completed an impairment review of its community newspapers and The Herald, which resulted in a $59.7 million goodwill impairment loss.

The newspaper division reported an operating loss of $82.7 million in the third quarter of 2008, compared to operating income of $8.8 million in the third quarter of 2007. For the first nine months of 2008, the newspaper division reported an operating loss of $178.3 million, compared to operating income of $41.5 million for the first nine months of 2007. The decline in operating results is due primarily to the $59.7 million goodwill impairment charge in the third quarter of 2008, the $79.8 million in early retirement program expense recorded in the second quarter of 2008 and accelerated depreciation of $13.7 million recorded in the first nine months of 2008. Excluding these charges, the newspaper division reported operating losses of $10.6 million* for the third quarter and $25.1 million* for the first nine months of 2008 due primarily to the continued decline in division revenues; expenses were modestly higher, with newsprint expense up 7% for the third quarter of 2008, but down 5% for the first nine months of 2008.

*	Non-GAAP measure

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A summary of newspaper division operating results for the third quarter and the first nine months of 2008 compared to 2007 is as follows:

	Third Quarter				Year-to-Date
	2008		2007	% Change	2008		2007	% Change
Operating revenues	$196,217		$210,181	(7)	$599,593		$657,236	(9)
Operating expenses, excluding special charges	(206,807	) *	(201,400)	3	(624,716	) *	(615,771)	1

	(10,590	) *	8,781	—	(25,123	) *	41,465	—
Early retirement program expense	—		—	—	(79,800)		—	—
Goodwill impairment charge	(59,690)		—	—	(59,690)		—	—
Accelerated depreciation	(12,469)				(13,682)

Operating (loss) income	$(82,749)		$8,781	—	$(178,295)		$41,465	—

*	Non-GAAP measure

Print advertising revenue at The Post in the third quarter of 2008 declined 14% to $97.2 million, from $113.1 million in the third quarter of 2007, and decreased 16% to $308.6 million for the first nine months of 2008, from $366.6 million in the same period of 2007. The decreases are primarily the result of a large decline in classified advertising revenue, along with reductions in retail and supplements.

For the first nine months of 2008, Post daily and Sunday circulation declined 2.4% and 3.6%, respectively, compared to the same periods of the prior year. For the nine months ended September 28, 2008, average daily circulation at The Post totaled 623,100 and average Sunday circulation totaled 872,700.

Revenue generated by the Company’s online publishing activities, primarily washingtonpost.com, increased 13% to $30.8 million for the third quarter of 2008, from $27.2 million for the third quarter of 2007; online revenues increased 8% to $87.2 million in the first nine months of 2008, from $80.5 million for the first nine months of 2007. Display online advertising revenue grew 32% and 20% for the third quarter and first nine months of 2008, respectively. Online classified advertising revenue on washingtonpost.com declined 8% in the third quarter of 2008, and was down 2% for the first nine months of 2008. A small portion of the Company’s online publishing revenues is included in the magazine publishing division.

Television Broadcasting

Revenue for the television broadcasting division increased slightly in the third quarter of 2008 to $78.0 million, from $77.8 million in 2007; for the first nine months of 2008, revenue decreased 3% to $238.5 million, from $246.5 million in 2007. The

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increase in third quarter revenue was due to a $4.9 million increase in political advertising and $6.3 million in incremental summer Olympics-related advertising at the Company’s NBC affiliates, offset by weak advertising demand in most markets and product categories. The revenue decline for the first nine months of 2008 is the result of weak advertising demand in most markets and product categories, offset by an $8.3 million increase in political advertising and $6.3 million in incremental summer Olympics-related advertising at the Company’s NBC affiliates.

In the third quarter of 2008, the television broadcasting division recorded $4.9 million in non-cash property, plant and equipment gains as a reduction to expense due to new digital equipment received at no cost from Sprint/Nextel in connection with an FCC mandate reallocating a portion of the broadcast spectrum in order to eliminate interference with public safety wireless communication systems. In July 2007, the Company entered into a transaction to sell and lease back its current Miami television station facility; a $9.5 million gain was recorded as a reduction to expense in the third quarter of 2007.

Operating income for the third quarter of 2008 declined 16% to $30.1 million, from $36.0 million in 2007; operating income for the first nine months of 2008 declined 14% to $86.4 million, from $100.6 million in 2007. The declines in operating income are due to a $9.5 million gain on the sale of property at the Miami television station in the third quarter of 2007 and overall weak advertising demand for both the third quarter and nine months of 2008, offset by the $4.9 million in non-cash gains in the third quarter of 2008.

In July 2008, the Company announced an agreement with NBC Universal to acquire WTVJ, the NBC-owned and operated television station in Miami, FL. The Company will continue to operate WTVJ as an NBC affiliate. The purchase is expected to be completed by the end of 2008. The acquisition is subject to approval by the Federal Communications Commission. The Company also owns and operates WPLG, the ABC affiliate in Miami, FL.

Magazine Publishing

Revenue for the magazine publishing division totaled $60.0 million for the third quarter of 2008, a 4% decrease from $62.5 million for the third quarter of 2007; division revenue totaled $176.0 million for the first nine months of 2008, an 11% decrease from $197.1 million for the first nine months of 2007. The revenue decline for the third quarter of 2008 is primarily due to a decline in subscription revenue at the domestic edition as a result of the previously announced circulation rate base reduction, from 3.1 million to 2.6 million. The revenue decline for the first nine months of 2008 is largely due to a 13% reduction in advertising revenue at Newsweek as a result of fewer ad pages at the domestic edition and lower rates due to the rate base reduction. Subscription revenue at the domestic edition also declined due to the rate base reduction.

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As previously announced, Newsweek offered a Voluntary Retirement Incentive Program to certain employees in the first quarter of 2008 and 117 employees accepted the offer. The early retirement program expense totaled $29.2 million, which will be funded mostly from the assets of the Company’s pension plans. Of this amount, $24.6 million was recorded in the first quarter of 2008 and $4.6 million was recorded in the second quarter of 2008.

Operating income totaled $9.0 million in the third quarter of 2008, compared to operating income of $7.0 million in the third quarter of 2007, with the increase due to a reduction in subscription, manufacturing and distribution expenses at the domestic edition of Newsweek, partially offset by revenue declines. The division had an operating loss of $27.0 million for the first nine months of 2008, compared to operating income of $13.9 million for the first nine months of 2007, with the decline due primarily to $29.2 million in early retirement program expense and the revenue reductions discussed above, offset by a decline in subscription, manufacturing and distribution expenses at the domestic edition of Newsweek.

Cable Television

Cable division revenue of $181.8 million for the third quarter of 2008 represents a 15% increase from $157.8 million in the third quarter of 2007; for the first nine months of 2008, revenue increased 16% to $535.0 million, from $461.1 million in the same period of 2007. The 2008 revenue increase is due to continued growth in the division’s cable modem, telephone and digital revenues, as well as a rate increase in September 2007 for most high-speed data subscribers; a January 2008 basic video cable service rate increase at nearly all of its systems; and a rate increase in August 2008 for telephone subscribers. The last rate increase for most high-speed data subscribers was in March 2003, and the last rate increase for basic cable subscribers was in February 2006. In January 2008, the cable division purchased approximately 6,600 subscribers in Winona, MS, which also had a favorable impact on revenue growth for 2008.

Cable division operating income increased 40% to $41.6 million in the third quarter of 2008, versus $29.8 million in the third quarter of 2007; cable division operating income for the first nine months of 2008 increased 29% to $116.0 million, from $89.9 million for the first nine months of 2007. The increase in operating income is due to the division’s revenue growth, offset by higher depreciation and programming expenses and increases in Internet and telephony costs.

At September 30, 2008, Revenue Generating Units (RGUs) grew 7% due to continued growth in high-speed data and telephony subscribers and increases in the basic video and digital video subscriber categories. The cable division began offering telephone service on a very limited basis in the second quarter of 2006; as of

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September 30, 2008, telephone service is being offered in all or part of systems representing 94% of homes passed. A summary of RGUs is as follows:

Cable Television Division Subscribers	September 30, 2008	September 30, 2007
Basic	701,711	699,268
Digital	224,231	221,033
High-speed data	368,614	329,815
Telephony	90,994	40,225

Total	1,385,550	1,290,341

Other Businesses and Corporate Office

In October 2007, the Company acquired the outstanding stock of CourseAdvisor, Inc., an online lead generation provider, headquartered in Wakefield, MA. Through its search engine marketing expertise and proprietary technology platform, CourseAdvisor generates student leads for the post-secondary education market. CourseAdvisor operates as an independent subsidiary of The Washington Post Company.

In the first nine months of 2008, other businesses and corporate office included the expenses of the Company’s corporate office and the operating results of CourseAdvisor. In the first nine months of 2007, other businesses and corporate office included the expenses of the Company’s corporate office.

Revenue for other businesses (CourseAdvisor) totaled $11.5 million and $30.1 million for the third quarter and first nine months of 2008, respectively. Operating expenses were $20.4 million for the third quarter of 2008, up from $8.6 million for the third quarter of 2007; operating expenses for the first nine months of 2008 were $60.5 million, up from $27.6 million in the first nine months of 2007. The increase in expenses for 2008 is due to expenses at CourseAdvisor and $3.0 million in corporate office early retirement program expense recorded in the second quarter of 2008.

Equity in (Losses) Earnings of Affiliates

The Company’s equity in losses of affiliates for both the third quarter of 2008 and the third quarter of 2007 was $0.6 million. For the first nine months of 2008, the Company’s equity in losses of affiliates totaled $9.5 million, compared to income of $8.3 million for the same period of 2007. Results for the first nine months of 2008 included $6.8 million in impairment charges at two of the Company’s affiliates. In the first quarter of 2007, $8.9 million of the equity in earnings of affiliates was due to a gain on the sale of land at the Company’s Bowater Mersey Paper Company Limited affiliate. The Company holds a 49% interest in Bowater Mersey Paper Company.

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Other Non-Operating Income (Expense)

The Company’s non-operating income (expense) is primarily due to unrealized foreign currency gains or losses arising from the translation of British pound and Australian dollar denominated intercompany loans into U.S. dollars.

The Company recorded other non-operating expense, net, of $21.1 million for the third quarter of 2008, compared to other non-operating income, net, of $10.1 million for the third quarter of 2007. The third quarter 2008 non-operating income, net, included $20.6 million in unrealized foreign currency losses. The third quarter 2007 non-operating income, net, included $9.2 million in unrealized foreign currency gains.

The Company recorded other non-operating expense, net, of $14.2 million for the first nine months of 2008, compared to other non-operating income, net, of $15.3 million for the same period of the prior year. The 2008 non-operating expense, net, included $13.4 million in unrealized foreign currency losses. The 2007 non-operating income, net, included $13.8 million in unrealized foreign currency gains.

The unrealized foreign currency losses in 2008 were the result of a strengthening of the U.S. dollar against the British pound and the Australian dollar; the unrealized foreign currency gains in 2007 were the result of a weakening of the U.S. dollar against the British pound and the Australian dollar.

Net Interest Expense

The Company incurred net interest expense of $5.7 million and $15.0 million for the third quarter and first nine months of 2008, respectively, compared to $3.0 million and $9.1 million for the same periods of 2007. The increases are due to a decline in interest income, as well as higher average borrowings in the first nine months of 2008 versus the same period of the prior year. At September 28, 2008, the Company had $509.1 million in borrowings outstanding at an average interest rate of 4.7%.

Provision for Income Taxes

The effective tax rate for the third quarter and first nine months of 2008 was 19.5% and 36.0%, respectively. The low effective tax rate for both of these periods is due to a reduction in state income taxes and a favorable $4.6 million provision to return adjustment from 2007, offset by $5.9 million from nondeductible goodwill in connection with the impairment charge recorded in the third quarter of 2008.

The effective tax rate for the third quarter and first nine months of 2007 was 38.0% and 39.9%, respectively. As previously discussed, results for the first nine months of 2007 included an additional $12.9 million in income tax expense related to the Company’s Bowater Mersey affiliate and a $6.3 million income tax benefit related to a change in certain state income tax laws enacted in the second quarter of 2007. Both of

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these were non-cash items in 2007, impacting the Company’s long-term net deferred income tax liabilities. Excluding the impact of these items, the effective tax rate for the first nine months of 2007 was 38.0%.

Earnings Per Share

The calculation of diluted earnings per share for the third quarter and first nine months of 2008 was based on 9,358,096 and 9,458,193 weighted average shares outstanding, respectively, compared to 9,508,752 and 9,531,195, respectively, for the third quarter and first nine months of 2007. The Company repurchased 167,642 shares of its Class B common stock at a cost of $99.0 million during the first nine months of 2008.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Third Quarter		% Change
	2008	2007
Operating revenues	$1,128,658	$1,022,504	10
Operating expenses	(950,265)	(852,529)	11
Depreciation	(73,524)	(55,722)	32
Amortization of intangibles and goodwill impairment charge	(64,602)	(3,787)	—

Operating income	40,267	110,466	(64)
Equity in losses of affiliates, net	(609)	(622)	(2)
Interest income	1,173	3,011	(61)
Interest expense	(6,882)	(6,014)	14
Other (expense) income, net	(21,120)	10,121	—

Income before income taxes	12,829	116,962	(89)
Provision for income taxes	(2,500)	(44,500)	(94)

Net income	10,329	72,462	(86)
Redeemable preferred stock dividends	(236)	(237)	0

Net income available for common stock	$10,093	$72,225	(86)

Basic earnings per share	$1.08	$7.62	(86)

Diluted earnings per share	$1.08	$7.60	(86)

Basic average shares outstanding	9,334,057	9,472,870
Diluted average shares outstanding	9,358,096	9,508,752

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Year-to-Date		% Change
	2008	2007
Operating revenues	$3,298,015	$3,054,885	8
Operating expenses	(2,915,106)	(2,553,100)	14
Depreciation	(195,463)	(163,231)	20
Amortization of intangibles and goodwill impairment charge	(75,494)	(10,833)	—

Operating income	111,952	327,721	(66)
Equity in (losses) earnings of affiliates, net	(9,505)	8,326	—
Interest income	4,555	8,992	(49)
Interest expense	(19,514)	(18,098)	8
Other (expense) income, net	(14,193)	15,267	—

Income before income taxes	73,295	342,208	(79)
Provision for income taxes	(26,400)	(136,500)	(81)

Net income	46,895	205,708	(77)
Redeemable preferred stock dividends	(946)	(952)	(1)

Net income available for common stock	$45,949	$204,756	(78)

Basic earnings per share	$4.87	$21.56	(77)

Diluted earnings per share	$4.86	$21.48	(77)

Basic average shares outstanding	9,432,642	9,495,999
Diluted average shares outstanding	9,458,193	9,531,195

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THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	Third Quarter		% Change	Year-to-Date		% Change
	2008	2007		2008	2007
Operating Revenues:
Education	$602,739	$514,595	17	$1,722,459	$1,493,863	15
Newspaper publishing	196,217	210,181	(7)	599,593	657,236	(9)
Television broadcasting	78,003	77,758	0	238,507	246,455	(3)
Magazine publishing	59,969	62,477	(4)	176,043	197,138	(11)
Cable television	181,840	157,752	15	535,011	461,148	16
Other businesses and corporate office	11,534	—	—	30,134	—	—
Intersegment elimination	(1,644)	(259)	—	(3,732)	(955)	—

	$1,128,658	$1,022,504	10	$3,298,015	$3,054,885	8

Operating Expenses:
Education	$551,613	$477,040	16	$1,577,181	$1,384,417	14
Newspaper publishing	278,966	201,400	39	777,888	615,771	26
Television broadcasting	47,895	41,761	15	152,143	145,844	4
Magazine publishing	50,925	55,470	(8)	203,045	183,200	11
Cable television	140,215	127,981	10	418,996	371,261	13
Other businesses and corporate office	20,421	8,645	—	60,542	27,626	—
Intersegment elimination	(1,644)	(259)	—	(3,732)	(955)	—

	$1,088,391	$912,038	19	$3,186,063	$2,727,164	17

Operating Income (Loss):
Education	$51,126	$37,555	36	$145,278	$109,446	33
Newspaper publishing	(82,749)	8,781	—	(178,295)	41,465	—
Television broadcasting	30,108	35,997	(16)	86,364	100,611	(14)
Magazine publishing	9,044	7,007	29	(27,002)	13,938	—
Cable television	41,625	29,771	40	116,015	89,887	29
Other businesses and corporate office	(8,887)	(8,645)	(3)	(30,408)	(27,626)	(10)

	$40,267	$110,466	(64)	$111,952	$327,721	(66)

Depreciation:
Education	$16,390	$15,861	3	$49,171	$44,213	11
Newspaper publishing	23,596	9,467	—	45,481	28,277	61
Television broadcasting	2,361	2,357	0	6,831	7,089	(4)
Magazine publishing	504	534	(6)	1,553	1,643	(5)
Cable television	30,524	27,138	12	92,091	80,914	14
Other businesses and corporate office	149	365	(59)	336	1,095	(69)

	$73,524	$55,722	32	$195,463	$163,231	20

Amortization of intangibles and goodwill impairment charge:
Education	$3,151	$3,493	(10)	$10,503	$9,781	7
Newspaper publishing	59,840	292	—	60,164	876	—
Television broadcasting	—	—	—	—	—	—
Magazine publishing	—	—	—	—	—	—
Cable television	81	2	—	236	176	34
Other businesses and corporate office	1,530	—	—	4,591	—	—

	$64,602	$3,787	—	$75,494	$10,833	—

Pension (Expense) Credit:
Education	$(1,287)	$(796)	62	$(3,095)	$(2,544)	22
Newspaper publishing	(3,159)	(2,362)	34	(84,315)	(7,562)	—
Television broadcasting	241	151	60	809	763	6
Magazine publishing	10,860	9,282	17	4,140	27,056	(85)
Cable television	(398)	(383)	4	(1,116)	(1,022)	9
Other businesses and corporate office	(16)	—	—	(1,875)	—	—

	$6,241	$5,892	6	$(85,452)	$16,691	—

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